UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2005

MILLENIA HOPE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

98-0213828

(Commission file no.)                               (IRS Employer Identification No.)

4055 St. Catherine St. West, Suite 151

Montreal, Quebec

H3Z 3J8

(Address of principal executive offices and zip code)

Company’s telephone number, including area code: (514) 846-5757

Item 1.01 Entry Into A Material Definitive Agreement.

On March 18, 2005, Millenia Hope, Inc. (the “Company”) entered into a Service Agreement with a biopharma corporation to render consulting services to enable Millenia Hope to file new patents and patent derivatives, for other indications, and new delivery methods for existing treatments. Compensation for the services, to be rendered over a 24 month period commencing March 18, 2005, is 7,300,000 common shares, valued as of the date of the Service Agreement at $1,460,000. The information set forth under Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

Under the terms of the Service Agreement, the Company emitted 7,300,000 common shares, valued as of the date of the Service Agreement at $1,460,000, as payment for services to be rendered in the 24 month period commencing March 18, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directions; Appointment of Principal Officers

Mr. Raymond Roy, Executive Vice-President and Director of Millenia Hope, resigned on April 29, 2005 for personal reasons. The Board has not named any replacement for Mr. Roy, as of July 11, 2005.

Millenia Hope Inc., announced the resignation of its Vice-Chairman of the Board, Dr. Alexander Kavic, effective June 15, 2005. Dr. Kavic’s personal problems combined with his other employment duties did not allow him to properly fulfill his mandate as an officer and director of Millenia Hope. The Board of Directors, at a special meeting, asked for and accepted Dr. Kavic’s resignation. The Board has not named any replacement for Dr. Kavic, as of July 11, 2005.

On June 20, 2005, the Company issued a press release relating to the above matter.

Signatures:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date July 11, 2005

Millenia Hope Inc.

By: /s/ Leonard Stella

Name: Leonard Stella

Its: Chief Executive Officer

By: /s/ Yehuda Kops

Name: Yehuda Kops

Its: Acting Chief Financial Officer

Changes in Certifying Accountant